Exhibit 99.1

NEWS RELEASE

FOR MORE INFORMATION CONTACT:	Hal Brown	Mick Reynolds
	CEO	Executive Vice President/CFO
	541 686-8685	541 686-8685

http://www.therightbank.com
Email: banking@therightbank.com

FOR IMMEDIATE RELEASE

Pacific Continental Corporation Reports Second Quarter 2013 Results

Loan Growth and Successful Integration of Acquisition Drive Increased Profitability

EUGENE, Ore., July 17, 2013 — Pacific Continental Corporation (Nasdaq: PCBK), the holding company of Pacific Continental Bank, today reported financial results for the second quarter 2013.

Recent highlights:

•	Net income $3.7 million or $0.21 per diluted share.

•	Organic loan growth continued for sixth consecutive quarter.

•	Declared third quarter 2013 quarterly cash dividend of $0.09 per share and special cash dividend of $0.12 per share.

•	Total risk-based capital ratio of 16.56%, significantly above the 10.00% minimum for “well-capitalized” designation.

•	Successfully converted Century Bank core systems.

•	Recognized by the U.S. Small Business Administration (“SBA”) Portland District Office as a Lending All-Star.

•	Recognized by Seattle Business magazine as one of Washington’s 100 Best Companies to Work for in 2013 in Companies Headquartered Outside Washington category.

Net income

Net income for second quarter 2013 was $3.7 million or $0.21 per diluted share compared to net income of $3.1 million or $0.17 per diluted share in second quarter 2012. Return on average assets, average book equity, and average tangible equity were 1.04%, 8.19%, and 9.42%, respectively, in second quarter 2013, compared to 0.97%, 6.94%, and 7.92% for the same quarter last year.

“We are pleased with the successful integration of our recent acquisition and can report a high level of client retention following conversion of systems,” said Hal Brown, chief executive officer. “We also enjoyed our sixth consecutive quarter of organic loan growth, and we believe that our future performance outlook supports the board’s decision to reward our shareholders by once again declaring a special cash dividend,” added Brown.

Loan activity continues

Outstanding gross loans at June 30, 2013, were $960.4 million, up $9.6 million over the prior quarter end and up $89.2 million from year-end 2012. Excluding loans acquired in the Century Bank transaction, organic loan growth for the first six months of 2013 was $35.6 million and represents an annualized growth rate of 8.20%. Loan growth for the second quarter was primarily centered in permanent real estate lending and residential construction. The Bank continued to expand its lending to health care professionals; at June 30, 2013, loans to dental practitioners totaled $290.5 million representing 30.25% of the total loan portfolio. Outstanding loans to dental professionals grew 7.30% during the first six months of 2013 and 24.69% over June 30, 2012. National dental lending at June 30, 2013, totaled $102.3 million, up $12.1 million during the second quarter and up $41.8 million over June 30, 2012.

“We’ve now seen loan growth for the sixth consecutive quarter which reflects the good work of our bankers as well as the improving economic conditions in the Pacific Northwest,” said Roger Busse, president and chief operating officer. “Both our local and national pipelines are strong suggesting organic loan growth should continue throughout 2013,” added Busse.

Capital levels

The Company’s capital ratios continue to be well above the minimum FDIC “well-capitalized” designated levels. At June 30, 2013, the Company’s Tier 1 leverage ratio, Tier 1 risk-based capital ratio, and Total risk-based capital ratios were 11.58%, 15.30% and 16.56%, respectively, as compared to 12.70%, 17.73% and 18.99% at June 30, 2012, reflecting incrementally improved capital leverage. The FDIC’s minimum “well-capitalized” ratios are 5.00%, 6.00% and 10.00%, respectively.

In February 2013, the Company’s board of directors authorized a stock repurchase plan. The plan is authorized to repurchase up to 892,000 shares or five percent of the Company’s outstanding shares. The plan commenced on April 1, 2013, with the purchases to occur over a 12-month period. No shares were repurchased during the first or second quarter of 2013.

Classified assets, provisioning and loan statistics

At June 30, 2013, classified assets totaled $60.6 million and represented 33.82% of regulatory capital, compared to $56.1 million and 31.18% of regulatory capital at December 31, 2012. The increase in classified assets was primarily due to classified loans acquired through the Century Bank acquisition, net of the fair value credit adjustment, totaling approximately $5.8 million.

Nonperforming assets, a subcategory of classified assets, totaled $24.2 million at June 30, 2013, or 1.69% of total assets, a decrease from December 31, 2012, and June 30, 2012, ratios of 1.92% and 2.30%, respectively. Nonperforming assets were comprised of $6.4 million of nonperforming loans, net of government guarantees, and $17.8 million in other real estate owned.

Loans past-due 30-89 days were 0.11% of total loans at June 30, 2013, compared to 0.30% at December 31, 2012. This is the sixteenth consecutive quarter in which this ratio was near or below one percent.

The dental loan portfolio continued to perform well with no loans past-due in the 30-89 days category. Classified dental loans totaled 2.21% of total dental loans with net charge offs of $397 thousand for the first half of 2013. National dental lending statistics continued to be very strong with no loans past due, and 0.89% of the national dental lending portfolio considered classified.

“Our expectation is that we will see further reductions in the level of classified and problem assets throughout 2013 based on current pending resolutions,” said Casey Hogan, executive vice president and chief credit officer.

The Company made no provision for loan losses during the second quarter 2013, compared to $250 thousand in provision for first quarter 2013 and a provision of $600 thousand in second quarter 2012. During the second quarter 2013, net loan charge offs totaled only $9 thousand. For the first six months of 2013, net loan charge offs totaled $293 thousand, compared to $666 thousand for the same period last year.

The allowance for loan losses as a percentage of outstanding loans at June 30, 2013, was 1.70% compared to 1.88% at December 31, 2012, and 1.96% at June 30, 2012. The decrease was partially attributable to the Century Bank acquired loans included at their fair value, net of credit risk adjustments. The allowance for loan losses as a percentage of total nonperforming loans, net of government guarantees, has improved to 254.62% at June 30, 2013, from the 67.70% reported one year ago, reflecting both a reduction in nonperforming loans and an overall general improvement in the quality of the loan portfolio.

Core deposit growth slows

Period-end Company-defined core deposits at June 30, 2013, were $958.7 million, relatively unchanged from the prior quarter end. This is a typical seasonal pattern where outstanding core deposits are relatively flat or decline during the first six months of the year, with growth historically occurring during the last half of the year. Average core deposits, a calculation that eliminates daily volatility of outstanding balances, for the second quarter 2013 were $966.8 million, up $23.5 million over the prior quarter end. A portion of the increase was attributable to the acquisition of Century Bank core deposits. At period-end June 30, 2013, noninterest-bearing demand deposits totaled $341.2 million and represented 35.59% of core deposits.

Net interest margin

The second quarter 2013 net interest margin, on a tax equivalent basis, was 4.20%, representing a linked-quarter decline of 9 basis points from first quarter 2013, and a decline of 11 basis points from second quarter 2012. The decline in the linked-quarter net interest margin was attributable to a 10 basis point reduction on earning assets, while the cost of interest-bearing funds was unchanged. The accretion of the Century Bank loan fair value market adjustment during the second quarter 2013 positively impacted the net interest margin by 11 basis points in second quarter 2013 compared to 7 basis points in first quarter 2013.

Noninterest income and expense

Second quarter noninterest income was $1.5 million, up $42 thousand over second quarter 2012. On a linked-quarter basis, second quarter 2013 noninterest income was up $255 thousand over first quarter 2013. The linked-quarter increase in noninterest income was due to seasonal improvement in merchant bankcard revenues, increased service charges attributable to the accounts acquired in the Century Bank acquisition and approximately $100 thousand of rental income received on other real estate owned.

Noninterest expense in second quarter 2013 was up $743 thousand over second quarter 2012, with increases in compensation, premises, data processing and business development, partially offset by a reduction in FDIC assessments and other real estate expense. When first quarter merger-related expenses of $1.2 million are excluded from first quarter 2013, linked-quarter noninterest expense was relatively unchanged at $9.5 million.

The second quarter efficiency ratio was 63.17% compared to 62.64% for second quarter 2012. For the first six months of 2013, excluding merger expenses, the efficiency ratio was 64.07% compared to 62.32% for the same period in 2012.

Conference call and audio webcast:

Management will conduct a live conference call and audio webcast for interested parties relating to the Company’s results for the second quarter 2013 on Thursday, July 18, 2013, at 11:00 a.m. Pacific / 2:00 p.m. Eastern. To listen to the conference call, interested parties should call (866) 292-1418. Following the formal remarks, a question and answer session will be open to all interested parties. The webcast will be available via Pacific Continental’s website http://www.therightbank.com. To listen to the live audio webcast, click on the webcast presentation link on the Company’s home page a few minutes before the presentation is scheduled to begin. An audio webcast replay is typically available within twenty-four hours following the live webcast and will be archived for one year on the Pacific Continental website. Any questions regarding the conference call presentation or webcast should be directed to Shannon Coffin, executive administrative assistant, at (541) 686-8685.

About Pacific Continental Bank

Pacific Continental Bank, the operating subsidiary of Pacific Continental Corporation, delivers highly personalized services through fourteen banking offices in Oregon and Washington. The Bank also operates a loan production office in Tacoma, Washington. Pacific Continental, with $1.4 billion in assets, has established one of the most unique and attractive metropolitan branch networks in the Pacific Northwest with offices in three of the region’s largest markets including Seattle, Portland and Eugene. Pacific Continental targets the banking needs of community-based businesses, health care professionals, professional service providers and nonprofit organizations.

Since its founding in 1972, Pacific Continental Bank has been honored with numerous awards and recognitions from highly regarded third-party organizations including The Seattle Times, the Portland Business Journal, the Seattle Business magazine and Oregon Business magazine. A complete list of the company’s awards and recognitions – as well as supplementary information about Pacific Continental Bank – can be found online at www.therightbank.com. Pacific Continental Corporation’s shares are listed on the Nasdaq Global Select Market under the symbol “PCBK” and are a component of the Russell 2000 Index.

Forward-Looking Statement Safe Harbor

This release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 (“PSLRA”). These statements can be identified by the fact that they do not relate strictly to historical or current facts. Forward-looking statements often use words such as “anticipates,” “targets,” “expects,” “estimates,” “intends,” “plans,” “goals,” “believes” “anticipates” and other similar expressions or future or conditional verbs such as “will,” “should,” “would” and “could.” The forward-looking statements made represent Pacific Continental’s current estimates, projections, expectations, plans or forecasts of its future results and revenues, including but not limited to statements about performance, loan growth, capital strategy, future classified and problem asset migration and credit quality trends and economic conditions generally. These statements are not guarantees of future results or performance and involve certain risks, uncertainties and assumptions that are difficult to predict and are often beyond Pacific Continental’s control. Actual outcomes and results may differ materially from those expressed in, or implied by, any of these forward-looking statements. You should not place undue reliance on any forward-looking statement and should consider all of the following uncertainties and risks, as well as those more fully discussed under “Risk Factors”, “Business”, and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in Pacific Continental’s most recent Annual Report on Form 10-K, Quarterly Report on Form 10-Q, and in any of Pacific Continental’s subsequent SEC filings, including the high concentration of loans of the Company’s banking subsidiary in commercial and residential real estate lending and our significant concentration in loans to dental professionals; adverse economic trends in the United States and the markets we serve affecting the Bank’s borrower base; a continued decline in the housing and real estate market; a continued increase in unemployment or sustained high levels of unemployment; continued erosion or sustained low levels of consumer confidence; changes in the Federal Reserve’s monetary policies and the regulatory environment and increases in associated costs, particularly ongoing compliance expenses and resource allocation needs; vendor quality and efficiency; the Company’s ability to control risks associated with rapidly changing technology both from an internal perspective as well as for external providers operational systems or infrastructure failures; increased competition; fluctuating interest rates; a tightening of available credit; and risks related to acquisitions, including integration, retention of key personnel and business, anticipated cost savings and results and performance of the acquired company or the combined entity. Pacific Continental Corporation undertakes no obligation to publicly revise or update any forward-looking statement to reflect the impact of events or circumstances that arise after the date of this release. This statement is included for the express purpose of invoking PSLRA’s safe harbor provisions.

PACIFIC CONTINENTAL CORPORATION

Consolidated Income Statements

(In thousands, except share and per share amounts)

(Unaudited)

	Three months ended		Six months ended
	June 30,	June 30,	June 30,	June 30,
	2013	2012	2013	2012
Interest and dividend income
Loans	$13,066	$11,997	$25,765	$24,118
Taxable securities	1,237	1,596	2,674	3,395
Tax-exempt securities	474	397	941	742
Federal funds sold & interest-bearing deposits with banks	2	1	5	2

	14,779	13,991	29,385	28,257

Interest expense
Deposits	900	1,018	1,785	2,157
Federal Home Loan Bank & Federal Reserve borrowings	305	426	613	895
Junior subordinated debentures	55	38	89	78
Federal funds purchased	3	10	7	16

	1,263	1,492	2,494	3,146

Net interest income	13,516	12,499	26,891	25,111

Provision for loan losses	—	600	250	1,900

Net interest income after provision for loan losses	13,516	11,899	26,641	23,211

Noninterest income
Service charges on deposit accounts	489	457	949	897
Other fee income, principally bankcard	412	410	784	797
Mortgage banking income	—	—	—	72
Bank-owned life insurance income	130	148	256	275
Loss on sale of investment securities	—	—	(8)	—
Impairment losses on investment securities (OTTI)	—	—	(16)	—
Other noninterest income	504	478	850	904

	1,535	1,493	2,815	2,945

Noninterest expense
Salaries and employee benefits	5,324	5,088	10,803	10,002
Premises and equipment	937	852	1,827	1,715
Data processing	672	512	1,295	1,005
Legal and professional fees	581	397	1,039	943
Business development	528	347	1,024	770
FDIC insurance assessment	221	290	443	529
Bankcard processing	141	152	268	293
Other real estate expense	153	238	577	616
Merger related expenses (1)	—	—	1,246	—
Other noninterest expense	951	889	1,756	1,611

	9,508	8,765	20,278	17,484

Income before provision for income taxes	5,543	4,627	9,178	8,672
Provision for income taxes	1,819	1,510	3,004	2,840

Net income	$3,724	$3,117	$6,174	$5,832

Earnings per share:
Basic	$0.21	$0.17	$0.35	$0.32

Diluted	$0.21	$0.17	$0.34	$0.32

Weighted average shares outstanding:
Basic	17,872,378	18,147,729	17,854,094	18,262,658

Common stock equivalents attributable to stock-based awards	187,703	208,345	187,689	206,513

Diluted	18,060,081	18,356,074	18,041,783	18,469,171

PERFORMANCE RATIOS
Return on average assets	1.04%	0.97%	0.87%	0.91%
Return on average equity (book)	8.19%	6.94%	6.81%	6.51%
Return on average equity (tangible) (2)	9.42%	7.92%	7.82%	7.42%
Net interest margin (3)	4.20%	4.31%	4.24%	4.35%
Efficiency ratio (4)	63.17%	62.64%	68.26%	62.32%

(1)	Represents expenses associated with the acquisition of Century Bank.
(2)	Tangible equity excludes goodwill and core deposit intangible assets related to acquisitions.
(3)	Net interest margin is reported on a tax-equivalent yield basis at a 35% tax rate.
(4)	Efficiency ratio is noninterest expense divided by operating revenues. Operating revenues are net interest income plus noninterest income.

PACIFIC CONTINENTAL CORPORATION

Consolidated Balance Sheets

(In thousands, except share amounts)

(Unaudited)

	June 30,	December 31,	June 30,
	2013	2012	2012
ASSETS
Cash and due from banks	$24,193	$28,607	$19,768
Interest-bearing deposits with banks	69	94	60

Total cash and cash equivalents	24,262	28,701	19,828

Securities available-for-sale	357,394	389,885	387,378
Loans, less allowance for loan losses and net deferred fees	943,255	854,071	809,870
Interest receivable	5,101	4,520	4,761
Federal Home Loan Bank stock	10,620	10,462	10,652
Property and equipment, net of accumulated depreciation	19,310	19,238	19,760
Goodwill and intangible assets	23,740	22,031	22,123
Deferred tax asset	9,845	6,230	6,323
Taxes receivable	130	—	1,671
Other real estate owned	17,823	17,972	6,966
Prepaid FDIC assessment	—	1,746	2,265
Bank-owned life insurance	15,877	15,621	15,313
Other assets	3,717	3,010	3,174

Total assets	$1,431,074	$1,373,487	$1,310,084

LIABILITIES AND SHAREHOLDERS’ EQUITY
Deposits
Noninterest-bearing demand	$341,218	$329,825	$288,061
Savings and interest-bearing checking	545,749	554,693	504,561
Time $100,000 and over	82,418	73,610	76,679
Other time	101,243	88,026	80,649

Total deposits	1,070,628	1,046,154	949,950

Federal funds and overnight funds purchased	7,660	11,570	8,580
Federal Home Loan Bank borrowings	162,000	118,000	158,000
Junior subordinated debentures	8,248	8,248	8,248
Accrued interest and other payables	3,609	6,134	4,717

Total liabilities	1,252,145	1,190,106	1,129,495

Shareholders’ equity
Common stock: 50,000,000 shares authorized. Shares issued and outstanding: 17,887,945 at June 30, 2013, 17,835,088 at December 31, 2012 and 18,062,633 at June 30, 2012	133,331	133,017	134,665
Retained earnings	45,349	44,533	41,296
Accumulated other comprehensive income	249	5,831	4,628

	178,929	183,381	180,589

Total liabilities and shareholders’ equity	$1,431,074	$1,373,487	$1,310,084

CAPITAL RATIOS
Total capital (to risk weighted assets)	16.56%	18.15%	18.99%
Tier I capital (to risk weighted assets)	15.30%	16.90%	17.73%
Tier I capital (to leverage assets)	11.58%	12.33%	12.70%
Tangible common equity (to tangible assets)(1)	11.03%	11.94%	12.30%
Tangible common equity (to risk-weighted assets)(1)	14.58%	16.67%	17.55%

OTHER FINANCIAL DATA
Shares outstanding at end of period	17,887,945	17,835,088	18,062,633
Tangible shareholders’ equity(1)	$155,189	$161,350	$158,466
Book value per share	$10.00	$10.28	$10.00
Tangible book value per share	$8.68	$9.05	$8.77

(1)	Tangible common equity excludes goodwill and core deposit intangible assets related to acquisitions.

PACIFIC CONTINENTAL CORPORATION

Loans by Type and Allowance for Loan Losses

(In thousands)

(Unaudited)

	June 30,	December 31,	June 30,
	2013	2012	2012
LOANS BY TYPE
Real estate secured loans:
Permanent loans:
Multi-family residential	$45,142	$45,212	$46,539
Residential 1-4 family	51,312	51,437	58,071
Owner-occupied commercial	238,332	219,276	220,814
Nonowner-occupied commercial	172,159	145,315	136,612

Total permanent real estate loans	506,945	461,240	462,036
Construction loans:
Multi-family residential	23,925	17,022	7,503
Residential 1-4 family	26,277	20,390	17,158
Commercial real estate	20,317	23,235	13,095
Commercial bare land and acquisition & development	10,664	10,668	18,522
Residential bare land and acquisition & development	8,087	8,405	9,634

Total construction real estate loans	89,270	79,720	65,912
Total real estate loans	596,215	540,960	527,948
Commercial loans	359,397	325,604	293,282
Consumer loans	3,922	3,581	4,095
Other loans	899	1,112	1,463

Gross loans	960,433	871,257	826,788
Deferred loan origination fees	(875)	(841)	(743)

	959,558	870,416	826,045
Allowance for loan losses	(16,303)	(16,345)	(16,175)

	$943,255	$854,071	$809,870

	Three months ended		Six months ended
	June 30,	June 30,	June 30,	June 30,
	2013	2012	2013	2012
ALLOWANCE FOR LOAN LOSSES
Balance at beginning of period	$16,312	$15,829	$16,345	$14,941
Provision for loan losses	—	600	250	1,900
Loan charge offs	(230)	(1,147)	(828)	(1,669)
Loan recoveries	221	893	536	1,003

Net charge offs	(9)	(254)	(292)	(666)

Balance at end of period	$16,303	$16,175	$16,303	$16,175

PACIFIC CONTINENTAL CORPORATION

Selected Other Financial Information and Ratios

(In thousands)

(Unaudited)

	Three months ended		Six months ended
	June 30,	June 30,	June 30,	June 30,
	2013	2012	2013	2012
BALANCE SHEET AVERAGES
Loans(1)	$955,717	$825,689	$936,699	$825,977
Allowance for loan losses	(16,465)	(16,428)	(16,426)	(15,928)

Loans, net of allowance	939,252	809,261	920,273	810,049
Securities and short-term deposits	376,031	377,631	381,641	369,285

Earning assets	1,315,283	1,186,892	1,301,914	1,179,334
Noninterest-earning assets	123,220	111,122	123,405	111,987

Assets	$1,438,503	$1,298,014	$1,425,319	$1,291,321

Interest-bearing core deposits(2)	$638,195	$570,314	$637,173	$578,234
Noninterest-bearing core deposits(2)	328,627	288,405	317,961	286,174

Core deposits(2)	966,822	858,719	955,134	864,408
Noncore interest-bearing deposits	108,804	99,770	109,865	89,275

Deposits	1,075,626	958,489	1,064,999	953,683
Borrowings	177,319	154,903	173,833	153,366
Other noninterest-bearing liabilities	3,174	4,108	3,790	4,073

Liabilities	1,256,119	1,117,500	1,242,622	1,111,122

Shareholders’ equity (book)	182,384	180,514	182,697	180,199

Liabilities and equity	$1,438,503	$1,298,014	$1,425,319	$1,291,321

Shareholders’ equity (tangible)(3)	$158,630	$158,361	$159,251	$158,018

SELECTED MARKET DATA
Eugene market gross loans, period-end	$325,373	$240,366
Portland market gross loans, period-end	391,822	366,713
Seattle market gross loans, period-end	140,137	159,134
National health care gross loans, period-end (4)	103,101	60,575

Total gross loans, period-end	$960,433	$826,788

Eugene market core deposits, period-end(2)	$578,829	$498,987
Portland market core deposits, period-end(2)	240,582	224,586
Seattle market core deposits, period-end(2)	139,330	128,208

Total core deposits, period-end(2)	958,741	851,781
Other deposits, period-end	111,887	98,169

Total	$1,070,628	$949,950

Eugene market core deposits, average(2)	$589,647	$505,175
Portland market core deposits, average(2)	242,668	228,058
Seattle market core deposits, average(2)	134,508	125,486

Total core deposits, average(2)	966,823	858,719
Other deposits, average	108,803	99,770

Total	$1,075,626	$958,489

NET INTEREST MARGIN RECONCILIATION
Yield on average loans	5.58%	5.96%	5.65%	5.99%
Yield on average securities(5)	2.10%	2.35%	2.18%	2.47%

Yield on average earning assets(5)	4.58%	4.81%	4.63%	4.89%

Rate on average interest-bearing core deposits	0.35%	0.49%	0.36%	0.51%
Rate on average interest-bearing non-core deposits	1.25%	1.30%	1.20%	1.53%

Rate on average interest-bearing deposits	0.48%	0.61%	0.30%	0.65%

Rate on average borrowings	0.82%	1.23%	0.82%	1.30%

Cost of interest-bearing funds	0.55%	0.73%	0.55%	0.77%

Interest rate spread(5)	4.04%	4.09%	4.08%	4.12%

Net interest margin(5)	4.20%	4.31%	4.24%	4.35%

(1)	Includes loans held-for-sale.
(2)	Core deposits include demand, interest checking, money market, savings, and local time deposits, including local nonpublic time deposits in excess of $100 thousand.
(3)	Tangible equity excludes goodwill and core deposit intangible assets related to acquisitions.
(4)

National Healthcare loans include loan to heath care professionals, primarily dental practitioners, operating outside of Pacific Contiental Bank’s market area. The market area is defined as Oregon and Washington West of the Cascade Mountain Range.

(5)

Tax-exempt income has been adjusted to a tax-equivalent basis at a 35% tax rate. The amount of such adjustment was an addition to recorded income of approximately $255 thousand, and $214 thousand for the six months ended June 30, 2013, and June 30, 2012, respectively

PACIFIC CONTINENTAL CORPORATION

Nonperforming Assets and Asset Quality Ratios

(In thousands)

(Unaudited)

	June 30,	December 31,	June 30,
	2013	2012	2012
NONPERFORMING ASSETS
Non-accrual loans
Real estate secured loans:
Permanent loans:
Multi-family residential	$—	$—	$—
Residential 1-4 family	1,243	1,140	3,435
Owner-occupied commercial	3,097	3,805	3,952
Nonowner-occupied commercial	—	—	—

Total permanent real estate loans	4,340	4,945	7,387
Construction loans:
Multi-family residential	—	—	—
Residential 1-4 family	—	—	2,637
Commercial real estate	—	—	933
Commercial bare land and acquisition & development	—	—	8,491
Residential bare land and acquisition & development	101	101	1,157

Total construction real estate loans	101	101	13,218

Total real estate loans	4,441	5,046	20,605
Commercial loans	2,890	4,315	3,089

Total nonaccrual loans	7,331	9,361	23,694
90-days past due and accruing interest	—	—	—
Total nonperforming loans	7,331	9,361	23,694

Nonperforming loans guaranteed by government	(928)	(905)	(486)
Net nonperforming loans	6,403	8,456	23,208

Other real estate owned	17,823	17,972	6,966

Total nonperforming assets, net of guaranteed loans	$24,226	$26,428	$30,174

ASSET QUALITY RATIOS
Allowance for loan losses as a percentage of total loans outstanding	1.70%	1.88%	1.96%
Allowance for loan losses as a percentage of total nonperforming loans, net of government guarantees	254.62%	193.29%	69.70%
Net loan charge offs (recoveries) as a percentage of average loans, annualized	0.06%	0.06%	0.16%
Net nonperforming loans as a percentage of total loans	0.67%	0.97%	2.81%
Nonperforming assets as a percentage of total assets	1.69%	1.92%	2.30%
Consolidated classified asset ratio(1)	33.82%	31.18%	33.98%
Past due as a percentage of total loans (2)	0.11%	0.30%	1.04%

(1)

Classified asset ratio is defined as the sum of all loan-related contingent liabilities and loans internally graded substandard or worse, impaired loans (net of government guarantees), adversely classified securities, and other real estate owned, divided by total consolidated Tier 1 capital plus the allowance for loan losses.

(2)	Defined as loans past due more than 30 days and still accruing interest, as a percentage of total loans, net of deferred fees.

PACIFIC CONTINENTAL CORPORATION

Aged Analysis of Loans Receivable (Unaudited)

(In thousands)

As of June 30, 2013

	30-59 Days Past Due Still Accruing	60-89 Days Past Due Still Accruing	Greater Than 90 Days Still Accruing	Nonaccrual	Total Past Due and Nonaccrual	Total Current	Total Loans Receivable

Real estate loans
Multi-family residential	$—	$—	$—	$—	$—	$45,142	$45,142
Residential 1-4 family	198	—	—	1,243	1,441	49,871	51,312
Owner-occupied commercial	151	—	—	3,097	3,248	235,084	238,332
Nonowner-occupied commercial	558	—	—	—	558	171,601	172,159

Total real estate loans	907	—	—	4,340	5,247	501,698	506,945

Construction
Multi-family residential	—	—	—	—	—	23,925	23,925
Residential 1-4 family	—	—	—	—	—	26,277	26,277
Commercial real estate	38	—	—	—	38	20,279	20,317
Commercial bare land and acquisition & development	—	—	—	—	—	10,664	10,664
Residential bare land and acquisition & development	—	—	—	101	101	7,986	8,087

Total construction loans	38	—	—	101	139	89,131	89,270

Commercial and other	74	—	—	2,890	2,964	357,332	360,296

Consumer	2	—	—	—	2	3,920	3,922

Total	$1,021	$—	$—	$7,331	$8,352	$952,081	$960,433

PACIFIC CONTINENTAL CORPORATION

Aged Analysis of Loans Receivable (Unaudited)

(In thousands)

As of June 30, 2012

	30-59 Days Past Due Still Accruing	60-89 Days Past Due Still Accruing	Greater Than 90 Days Still Accruing	Nonaccrual	Total Past Due and Nonaccrual	Total Current	Total Loans Receivables

Real estate loans
Multi-family residential	$—	$—	$—	$—	$—	$46,539	$46,539
Residential 1-4 family	557	5,652	—	3,435	9,644	48,427	58,071
Owner-occupied commercial	186	341	—	3,952	4,479	216,335	220,814
Nonowner-occupied commercial	94	—	—	—	94	136,518	136,612

Total real estate loans	837	5,993	—	7,387	14,217	447,819	462,036

Construction
Multi-family residential	—	—	—	—	—	7,503	7,503
Residential 1-4 family	—	—	—	2,637	2,637	14,521	17,158
Commercial real estate	1,611	—	—	933	2,544	10,551	13,095
Commercial bare land and acquisition & development	—	—	—	8,491	8,491	10,031	18,522
Residential bare land and acquisition & development	—	—	—	1,157	1,157	8,477	9,634

Total construction loans	1,611	—	—	13,218	14,829	51,083	65,912

Commercial and other	178	—	—	3,089	3,267	291,478	294,745

Consumer	9	3	—	—	12	4,083	4,095

Total	$2,635	$5,996	$—	$23,694	$32,325	$794,463	$826,788

PACIFIC CONTINENTAL CORPORATION

Credit Quality Indicators (Unaudited)

(In thousands)

As of June 30, 2013

	Loan Grade
	Pass	Special Mention	Substandard	Doubtful	Total

Real estate loans
Multi-family residential	$43,827	$—	$1,315	$—	$45,142
Residential 1-4 family	41,817	—	9,495	—	51,312
Owner-occupied commercial	227,870	—	10,462	—	238,332
Nonowner-occupied commercial	166,940	—	5,219	—	172,159

Total real estate loans	480,454	—	26,491	—	506,945

Construction
Multi-family residential	23,925	—	—	—	23,925
Residential 1-4 family	26,171	—	106	—	26,277
Commercial real estate	18,741	—	1,576	—	20,317
Commercial bare land and acquisition & development	10,472	—	192	—	10,664
Residential bare land and acquisition & development	4,780	—	3,307	—	8,087

Total construction loans	84,089	—	5,181	—	89,270

Commercial and other	349,598	—	10,698	—	360,296

Consumer	3,888	—	34	—	3,922

Total	$918,029	$—	$42,404	$—	$960,433

PACIFIC CONTINENTAL CORPORATION

Credit Quality Indicators (Unaudited)

(In thousands)

As of June 30, 2012

	Loan Grade
	Pass	Special Mention	Substandard	Doubtful	Total

Real estate loans
Multi-family residential	$45,202	$—	$1,337	$—	46,539
Residential 1-4 family	48,311	—	9,760	—	58,071
Owner-occupied commercial	210,833	—	9,981	—	220,814
Nonowner-occupied commercial	133,016	—	3,596	—	136,612

Total real estate loans	437,362	—	24,674	—	462,036

Construction
Multi-family residential	7,503	—	—	—	7,503
Residential 1-4 family	14,343	—	2,815	—	17,158
Commercial real estate	10,551	—	2,544	—	13,095
Commercial bare land and acquisition & development	10,031	—	8,491	—	18,522
Residential bare land and acquisition & development	5,417	—	4,217	—	9,634

Total construction loans	47,845	—	18,067	—	65,912

Commercial and other	284,667	—	10,003	75	294,745

Consumer	4,023	—	72	—	4,095

Total	$773,897	$—	$52,816	$75	$826,788